Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX ANNOUNCES ATABAK MOKARI WILL BE

CHIEF FINANCIAL OFFICER AND VP CORPORATE DEVELOPMENT

Mountain View, CA, July 11, 2016…IRIDEX Corporation (Nasdaq: IRIX) today announced that Atabak Mokari, 39, will join the Company as Chief Financial Officer and Vice President of Corporate Development effective July 11, 2016.

Mr. Mokari brings over 18 years of finance and strategy experience from working with leading companies in the medical technology industry.  Over the course of his career, Mr. Mokari assisted his clients to reach their strategic objectives via capital raises, mergers & acquisitions, and advisory services. Prior to joining IRIDEX, Mr. Mokari was a senior investment banker at Wells Fargo Securities from September 2013 to July 2016, at UBS from September 2009 to July 2013, and at Credit Suisse from July 2005 to February 2009.  Mr. Mokari also held positions at Olympus Partners, and Bowles Hollowell Conner.  Mr. Mokari earned his MBA from The Tuck School of Business at Dartmouth and BS in Chemistry and Biology from Duke University.

“I am excited by the opportunity to join the IRIDEX team,” stated Mr. Mokari.  “Over the last 10+ years I have worked extensively with companies in the ophthalmic sector and look forward to contributing to IRIDEX's growth trajectory.”

“Atabak will be a great addition to IRIDEX,” commented William M. Moore, Chairman and CEO.  “He will be a valuable asset in helping the team to execute on the growth opportunities at IRIDEX.  Atabak has focused on the ophthalmology industry for a number of years and the knowledge he has gained will assist IRIDEX in maximizing shareholder value.”

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, including in relation to Company personnel and business strategy. Actual results could differ materially and adversely from those projected in the forward- looking statements. Please see a detailed description of the Company’s risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended January 2, 2016 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Contact

Will Moore

President and CEO

650-940-4700

Investor Contact

Matt Clawson

Pure Communications

949-370-8500

matt@purecommunicationsinc.com